UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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BUTLER INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

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BUTLER INTERNATIONAL, INC.

110 Summit Avenue

Montvale, New Jersey 07645

March 22, 2002

PROXY STATEMENT

    The enclosed proxy is solicited by the Board of Directors of Butler International, Inc., a Maryland corporation (the "Company"), in connection with the Annual Meeting of Stockholders to be held on __________, 2002 at ______ Unless instructed to the contrary on the proxy, it is the intention of the persons named in the proxy to vote the proxies FOR the election as a director of the nominee listed below for a term expiring in 2007; FOR the appointment of Deloitte & Touche as independent public accountants; and FOR the proposal to approve the 2002 Stock Incentive Plan. In the event that a nominee for director becomes unavailable to serve, which management does not anticipate, the persons named in the proxy reserve full discretion to vote for any other person who may be nominated. Any stockholder giving a proxy may revoke the same by (i) submitting written notice to the Secretary of the Company at any time prior to the voting of such proxy, (ii) submitting a duly executed later-dated proxy, or (iii) voting in person at the Annual Meeting. This Proxy Statement and the accompanying proxy are being mailed on or about March 22, 2002.

    Each stockholder of the Company will be entitled to one vote for each share of common stock and each share of 7% Series B cumulative convertible preferred stock, standing in his or her name on the books of the Company at the close of business on March 20, 2002 (the "Record Date"). On that date, the Company had outstanding and entitled to vote __________ shares of common stock and 5,558,503 shares of 7% Series B cumulative convertible preferred stock.

PROPOSAL 1: ELECTION OF DIRECTOR

    Pursuant to the Company's Articles of Incorporation and By-Laws, as amended, the Board of Directors currently consists of five classes of directors having staggered terms of five years each. One Director's term expires at each Annual Meeting, with the term of the Third Class Director expiring at this year's Annual Meeting.

    Unless instructed to the contrary on the proxy, the persons named in the proxy will vote for the election of Frederick H. Kopko, Jr. as Third Class Director to hold office for five years. The nominee is currently a member of the Board of Directors of the Company and has been a Director since 1985.

Nominee for Director -- Term Expires in 2007

FREDERICK H. KOPKO, JR.

    Mr. Frederick H. Kopko, Jr., age 46, is a partner of the law firm of McBreen & Kopko, and has been associated with that firm since January 1990. Mr. Kopko practices in the area of corporate law. He has been a director of Mercury Air Group, Inc. since November 1992 and a Director of Sonic Foundry, Inc. since December 1995. Mr. Kopko received a B.A. degree in economics from the University of Connecticut, a J.D. degree from Notre Dame Law School, and an M.B.A. degree from the University of Chicago. He is the brother of Edward M. Kopko.

    The election of the Third Class Director requires a plurality of the votes cast by holders of the shares of the Company's common stock and the Company's 7% Series B cumulative convertible preferred stock, voting together as a single class at a meeting with a quorum present. Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from the beneficial owners. If specific instructions are not received, brokers may generally vote these shares in their discretion. However, exchange rules preclude brokers from exercising their voting discretion on certain proposals. This results in what is known as a "broker non-vote". Because Maryland corporate law requires a plurality of the votes cast for or against the proposal at this meeting to authorize action on this matter, shares withheld from voting on this matter and broker non-votes, which will not be counted "for" or "against" the proposal, will have no impact on the outcome of the election.

The Board of Directors unanimously recommends a vote FOR the election of Mr. Frederick H. Kopko, Jr. as Third Class Director.

DIRECTORS CONTINUING IN OFFICE

EDWARD M. KOPKO                                                                                                                               Director since 1985 - Term expires in 2004

    Mr. Edward M. Kopko, age 47, has been the President, Chief Executive Officer and the Chairman of the Board of Directors of the Company since its inception in November 1985. Mr. Kopko has also been the Chairman, President and Chief Executive Officer of Butler Service Group, Inc. since 1989, and the chairman of other Butler subsidiaries. Mr. Kopko is also the Chairman of Chief Executive Magazine. Mr. Kopko is the past President and a member of the Executive Committee of the National Technical Services Association, the predominant trade association for the contract technical services industry. Mr. Kopko holds a B.A. degree in economics from the University of Connecticut, an M.A. degree in economics from Columbia University, and he undertook doctoral work in economics at Columbia.

THOMAS F. COMEAU                                                                                                                               Director since 2001 - Term expires in 2006

    Mr. Comeau, age 60, is the President of Swissport Fueling, Inc., the fueling division of Swissport, Inc., and has been President since 1995. Swissport is a wholly-owned subsidiary of the SAir Group, a large Swiss holding company whose subsidiaries include Swiss Air. Swissport does business at over 130 airports worldwide. Mr. Comeau has served as Chairman of the Board of the National Air Transportation Association and Chairman of the General Aviation Taskforce. He has been a Director of Butler Telecom, Inc. since 1998. Mr. Comeau holds a B.S. degree from Salem State College, Salem, Massachusetts.

HUGH G. McBREEN                                                                                                                                   Director since 1986 - Term expires in 2005

    Mr. McBreen, age 47, is a partner of the law firm of McBreen & Kopko, Chicago, Illinois, and has been associated with that firm since September 1983. He is also the Secretary of Peter J. McBreen and Associates, Inc., a risk management and loss adjustment company. Mr. McBreen practices in the area of aviation law. He received an A.B. degree from Dartmouth College and a J.D. degree from Notre Dame Law School.

NIKHIL S. NAGASWAMI                                                                                                                         Director since 1994 - Term expires in 2003

Mr. Nagaswami, age 45, has been an independent management consultant since September 1994, and is currently Managing Partner of Uniexcel Management Systems de Mexico. From August 1992 until August 1994, he was associated with Scott Paper Company, where he was Director-Corporate Planning and Analysis. During 1990 through 1992, when he served as an independent advisor to the Board of Directors of Butler, he played a key role in developing Butler's long-term strategy, restructuring its operations, and implementing management processes. Mr. Nagaswami received a Bachelors of Technology degree in metallurgy from the Indian Institute of Technology, a Masters of Applied Science degree in materials science and metallurgy from the University of Delaware, and an M.B.A. degree from the Wharton School, University of Pennsylvania, in financial management, strategic planning and control.

MEETINGS AND COMMITTEES OF DIRECTORS

    The Board of Directors met seven times during 2001. The Board of Directors has four standing committees: the Audit Committee, the Executive Compensation Committee, the Stock Option Committee and the Section 162(m) Executive Compensation Committee. The Company does not have a nominating committee of the Board of Directors.

    The Audit Committee consists of Messrs. Comeau, McBreen and Nagaswami. The functions of the Audit Committee are to review with the Company's independent public auditors the scope and adequacy of the audit to be performed by such independent public auditors, and the accounting practices, procedures, controls and policies of the Company; to review the financial statements with the auditors and management; to review other issues arising from the audit with the auditors and management; to inquire about significant risks or exposures and assess the steps taken by management to reduce such risks to the Company; and to review all related party transactions. The Audit Committee is also responsible for recommending to the Board the selection of their independent public accountants. The Audit Committee acts under a written charter first adopted and approved by the Board in 2000. The Committee met four times in 2001. The independent auditors were present at all meetings.

    The Executive Compensation Committee consists of Messrs. Comeau, Frederick H. Kopko, Jr., McBreen, and Nagaswami. The Committee makes recommendations to the Board with respect to salaries of employees (excluding Edward M. Kopko) and is responsible for determining the amount and allocation of any incentive bonuses among such employees. The Committee met two times during 2001.

    The Stock Option Committee consists of Messrs. Comeau, and Nagaswami. The Committee is authorized to grant stock options under the Company's Incentive Stock Option Plan and Non-qualified Stock Option Plan, and awards under the Company's Stock Bonus Plan. The Committee met two times during 2001.

    The Section 162(m) Executive Compensation Committee consists of Messers. Comeau and Nagaswami. The Committee makes recommendations to the Board with respect to the salary of Edward M. Kopko, and is responsible for establishing objective, formula-based performance bonus goals and certification as to the goals being met. The Committee is also responsible for determining the amount of any incentive bonus to Edward M. Kopko. The Committee is also authorized to grant to Mr. Kopko stock options under the Company's Stock Option Plan and the Incentive Stock Option Plan, and awards under the Company's Stock Bonus Plan. The Committee met one time during 2001.

    John F. Hegarty, Director Emeritus, continues to serve as an advisor to the Board and each of the Board Committees.

    Each member of the Board attended at least 75% of the appropriate board and committee meetings.

DIRECTORS COMPENSATION

    The directors of the Company, who are not also full-time employees of the Company, receive a fee of $1,000 for attendance at each meeting of the Board of Directors and $850 per Committee meeting attended. The cash compensation paid to the four non-employee directors combined in 2001 was $58,600. Directors who are not also employees have participated in the 1989 Directors Stock Option Plan, the 1990 Employee Stock Purchase Plan, the 1992 Stock Option Plan for Non-Employee Directors, and other option grants in prior years.

EXECUTIVE OFFICERS OF THE COMPANY

    The executive officers of the Company, who are appointed by the Board of Directors, hold office for one-year terms or until their respective successors have been duly elected and have qualified. The executive officers of the Company's subsidiaries, who are appointed by such subsidiaries' Boards of Directors, hold office for one-year terms or until their respective successors have been duly elected and have qualified.

    Edward M. Kopko is the Chairman of the Board of Directors and Chief Executive Officer. (See "Directors Continuing in Office".)

    Michael C. Hellriegel, age 48, was appointed Senior Vice President-Finance and Treasurer in November 1995 and also became the Chief Financial Officer of the Company in April 1996. Prior to that he had served as Vice President and Controller of the Company since January 1993 and of Butler Service Group, Inc. since August 1988. Mr. Hellriegel received a B.S. degree from St. Peter's College and an M.B.A. degree, with a concentration in finance, from Fairleigh Dickinson University. He is a Certified Public Accountant.

    R. Scott Silver-Hill, age 48, has been Senior Vice President-Domestic Operations since November 1995. He served as a Senior Vice President in the Contract Technical Services Division from August 1990 to November 1995 and was a Vice President in the Contract Technical Services Division from February 1988 to August 1990. Mr. Silver-Hill received B.A. degrees from the University of California at Santa Barbara in history and political science with an emphasis in public administration.

    Harley R. Ferguson, age 65, has been Senior Vice President and Chief Information Officer of the Company since April 1995 when he joined the Company. Mr. Ferguson was Vice President of O/E Systems from 1994 through 1995 where he directed the Management Information Systems department. From 1985 to 1994 he was Senior Vice President of Kelly Services, Inc. Mr. Ferguson received a Bachelor of Science degree in mathematics and physics from Carleton University, Ottawa, Canada.

PRINCIPAL STOCKHOLDERS

    On the Record Date, the directors, current executive officers of the Company, all persons known by the Company to be the beneficial owners of more than 5% of the Company's outstanding common stock and/or preferred stock, and all directors and officers of the Company and its subsidiaries as a group, beneficially owned the number of shares of the Company's common stock ("Common Stock") and Series B 7% cumulative convertible preferred stock ("Series B Preferred Stock") set forth below. Unless otherwise stated, all shares are held directly with sole voting and investment power. The business address of the named stockholders is the address of the Company, except as otherwise noted. Except as disclosed in the chart below, the Company knows of no other person or group owning 5% or more of any class of the Company's voting securities.
	Common Stock[1]		Series B Preferred Stock[2]		Total Equivalent Voting Rights[3]
Name	# of Shares Beneficially Owned	% of Class	# of Shares Beneficially Owned	% of Class	# of Shares	% of Total

Edward M. Kopko	719,112[4]	6.6%	1,228,992	22.1%[5]	1,948,104	11.9%
Frederick H. Kopko, Jr.	362,953[6]	3.5%	1,318,570[7]	23.7%[5]	1,681,523	10.5%
Hugh G. McBreen	301,371[8]	2.9%	1,276,828[9]	23.0%[5]	1,578,199	9.8%
Nikhil S. Nagaswami	150,000[10]	1.4%	--	--	150,000	0.9%
Thomas F. Comeau	73,747[11]	0.7%	--	--	73,747	0.5%
John F. Hegarty	130,700[12]	1.2%	685,558[13]	12.3%	816,258	5.1%
Michael C. Hellriegel	197,312[14]	1.9%	--	--	197,312	1.2%
R. Scott Silver-Hill	223,069[15]	2.1%	74,923	1.3%	297,992	1.9%
Harley R. Ferguson	71,757[16]	0.7%	--	--	71,757	0.4%
Knott Partners L.P.	528,700[17]	5.1%	--	--	528,700	3.3%
Dimensional Fund Advisors	655,875[18]	6.3%	--	--	655,875	4.1%
Caxton Associates L.L.C.	917,200[19]	8.8%	--	--	917,200	5.8%
All directors and officers as a group (19 persons)[20]	2,675,480[21]	22.1%	4,584,871	82.5%	7,260,351	41.1%

1     Assumes as to each person or entity the exercise of his or its options and warrants.

2     Series B Preferred Stock consists of 5,558,503 outstanding shares, has one vote per share, and is convertible into shares of Common Stock at a rate of .285 per share of Series B Preferred Stock.

3     Does not assume conversion of Series B Preferred Stock

4     Includes ________ shares that may be purchased upon exercise of options granted under Butler stock option plans.

5     Messrs. Edward M. Kopko, Frederick H. Kopko, Jr., Hugh G. McBreen and John F. Hegarty have filed a Schedule 13D with respect to their purchases of Series B Preferred Stock. The reporting persons disclaim the existence of a "group" under Section 13(d) of the Exchange Act.

6     Includes 72,000 shares that may be purchased upon exercise of options granted under Butler stock option plans. The business address of Mr. Kopko is 20 North Wacker Drive, Suite 2520, Chicago, IL 60606.

7     Includes 7,127 shares by Mr. Kopko's wife (as to which Mr. Kopko disclaims beneficial ownership).

8     Includes 5,437 shares beneficially owned by Mr. McBreen's children (as to which Mr. McBreen disclaims beneficial ownership) and 105,000 shares that may be purchased upon exercise of options granted under Butler stock option plans and 60,000 shares that may be purchased upon exercise of certain additional warrants. The business address of Mr. McBreen is 20 North Wacker Drive, Suite 2520, Chicago, IL 60606.

9     Includes 2,511 shares owned by Mr. McBreen's wife (as to which Mr. McBreen disclaims beneficial ownership).

10   Consists of 150,000 shares that may be purchased upon exercise of options granted under the 1992 Stock Option Plan for Non-Employee Directors.

11    Includes 30,000 shares that may be purchased upon exercise of options granted under Butler stock option plans.

12    Includes 121,200 shares that may be purchased upon exercise of options granted under Butler stock option plans.

13    Includes 103,589 shares beneficially owned by Mr. Hegarty's wife (as to which Mr. Hegarty disclaims beneficial ownership).

14    Includes ______ shares that may be purchased upon exercise of options granted under Butler stock option plans.

15    Includes _______ shares that may be purchased upon exercise of options granted under Butler stock option plans.

16    Includes 68.750 shares that may be purchased upon exercise of options granted under Butler stock option plans.

17    Based on publicly available information reported on February 7, 2002, Knott Partners, L.P. beneficially owns 528,700 shares of the Company's Common Stock. The business address of Knott Partners, L.P. is 485 Underhill Boulevard, Syosset, NY 11791.

18    Based on publicly available information reported on February 12, 2002, Dimensional Fund Advisors, Inc. beneficially owns 655,875 shares of the Company's common stock. The business address of Dimensional Fund Advisors, Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

19    Based on publicly available information reported on February 12, 2002, Caxton Associates, L.L.C. beneficially own 917,200 shares of the Company's common stock. The business address of Caxton Associates, L.L.C. is c/o Prime Management Limited, Mechanics Building, 12 Church Street, Hamilton HM11 Bermuda.

20    Includes the officers of the Company and its principal subsidiaries.

21    Includes 1,726,425 shares that may be purchased upon exercise of options granted under Butler stock option plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Audit Committee of the Board of Directors consists of Messrs. Comeau, McBreen, and Nagaswami. The Executive Compensation Committee consists of Messrs. Comeau, Frederick H. Kopko, Jr., McBreen, and Nagaswami. The Stock Option Committee and the Section 162(m) Executive Compensation Committee of the Board of Directors consist of Messrs. Comeau and Nagaswami.

    During 2001, the Company paid or accrued $661,000 in legal fees and expenses to McBreen & Kopko, of which Messrs. Frederick H. Kopko, Jr. and McBreen are partners.

    Under various stockholder-approved option plans and other stock purchase agreements, Messrs. Frederick H. Kopko, Jr., Hegarty and McBreen have executed primarily non-interest bearing notes payable to the Company to purchase common stock. As of December 31, 2001, $2,412,238 remained outstanding under such notes.

    In March 2002, Frederick H. Kopko, Jr. executed promissory notes payable to the Company in the amounts of  $219,750 to exercise 60,500 director stock options.

    Except for one note from Frederick H. Kopko, Jr., in the original amount of $201,600 with a December 31, 2001 balance of $132,140, the full principal amount of each loan set forth above is currently outstanding and has been outstanding since the date of the loans. All of the loans set forth above are currently collateralized by all of the Series B Preferred Stock held by each director.

EXECUTIVE COMPENSATION REPORT

OF THE EXECUTIVE COMPENSATION COMMITTEE

    The Executive Compensation Committee, the Stock Option Committee, and the 162(m) Executive Compensation Committee (collectively the "Committee") oversee the executive compensation policies and programs of the Company, including executive and certain non-executive officers. The Company's executive compensation programs are intended to attract and retain qualified executives and to motivate them to achieve goals that will lead to appreciation of stockholder value. A significant portion of each executive's compensation is dependent upon the Company's profitability and the appreciation in the market price of the Company's common stock. Achievement of certain other corporate goals and individual performance objectives also impact executive compensation.

    The main components of executive compensation are: base salary, annual incentive cash bonus, and longer-term equity-based incentive compensation. The Committee periodically reviews independent surveys, compensation trends, and competitive factors in making judgments on the appropriate compensation package for each executive employee. The Committee's decisions also acknowledge that Butler's Retirement Program is modest compared with many other companies.

    Executive Employment Agreements: Effective January 1, 1991, the Company and Edward M. Kopko, the Company's President and Chief Executive Officer, entered into an employment agreement, which was subsequently amended and restated on July 11, 1994. On December 15, 1998, the Board of Directors and the Executive Compensation Committee approved the terms of an amendment to the amended and restated employment agreement (collectively, the "Employment Agreement"). The Employment Agreement contains a performance-based bonus plan for Mr. Kopko (the "Performance Bonus Plan") which is intended to comply with the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Section 162(m) generally authorizes the tax deduction of compensation in excess of $1,000,000 per taxable year payable to a chief executive officer (and certain other officers) only where such compensation is based on performance, satisfies certain other requirements, and is approved by the stockholders. The Company's stockholders approved the Performance Bonus Plan at the Company's 1999 Annual Meeting, and Mr. Kopko's compensation in excess of $1 million is believed to be fully tax deductible beginning with 1999. The terms of Mr. Kopko's Employment Agreement are set forth below under "Employment Agreements".

    Michael C. Hellriegel, the Company's Senior Vice President--Finance, Treasurer, and Chief Financial Officer entered into a new employment agreement effective January 1996, as authorized by the Committee. R. Scott Silver-Hill, the Company's Senior Vice President - Domestic Operations, entered into an employment agreement effective July 1991, as authorized by the Committee. Harley R. Ferguson, the Company's Senior Vice President and Chief Information Officer, entered into an employment agreement effective April 1995, as authorized by the Committee. The terms of these employment agreements are set forth below under "Employment Agreements".

    Base Salary: The salaries of the other executive and non-executive officers within the purview of the Committee are based on a periodic review of surveys of companies of comparable size and complexity. In certain cases, the Company has hired executive talent from outside, and both base pay and other compensation elements have been determined with the guidance of the executive search firm used for that purpose. Except for certain equity adjustments or a significant increase in responsibilities, annual salary increases are generally limited to cost of living adjustments. No salary increases have been given for 2002.

    According to independent surveys, including particularly the Watson Wyatt Data Services Compensation Surveys - All Non-Manufacturing Industries, the combined base salaries of the Company's officers as a group, including the named executive officers, are 1.0% above the median and 1.9% above the average for their positions and company size, based on revenues. Mr. Kopko's base salary individually is 10.7% below the median and 5.1% below the average for his position and company size. The Wyatt Survey was used because it covers a larger number and variety of companies than the Peer Group. The Committee has also reviewed the Staffing Industry Sourcebook which includes top executive compensation at publicly traded staffing companies. The Committee believes that Mr. Kopko's total compensation as a percent of revenues is generally in line with other top executives.

    Annual Incentive Cash Bonus: Each executive officer and certain non-executive officers are eligible to participate in an annual cash bonus plan. A contractual agreement is reached early in the year, with each such officer to be given the opportunity to earn a cash bonus based in part on the achievement of profitability and in part on the accomplishment of several key individual, department, or business unit objectives that are believed to be vital to the Company's success. The financial objectives are generally based on operating income of the Company as a whole, or of a business unit, division or region--rather than on target thresholds. The mix between financial and non-financial objectives depends upon the nature of each executive's responsibilities. An officer with bottom line responsibility typically has a greater portion of incentive bonus tied to the operating profit of his or her group. However, all executive officers and non-executive officers have some portion of their bonus dependent upon the successful completion of non-financial objectives such as specific projects for their group and/or individually.

    The bonuses awarded in 2001 to the officers (other than the CEO) reflect the mix of corporate, department and individual performance achieved. Mr. Kopko's bonus was based primarily on the Performance Bonus Plan formula which is a percentage of operating income as defined in his employment agreement as amended (approximately __% of the total bonus), and the balance equal to __% of the base salary based on the achievement of certain key objectives. The Committee notes that neither Mr. Kopko nor the Company achieved certain of the goals previously set for 2001, such as profitable revenue growth and the successful launching of BlueStorm -- goals that were set before the recession or the tragedy of September 11. Despite the sharp economic downturn that especially affected our telecommunications and IT customers, as well as our partners and peers, Mr. Kopko and his management team are to be commended for those goals that were achieved and for taking decisive actions. These include a high level of customer satisfaction, the nurturing of long-term client relations that should position the Company for future prosperity, improved gross margins in most business units, employee satisfaction, and the massive and successful cost-cutting and restructuring program that eliminated over $30 million of annualized costs. The Committee has concluded that, as a result of these combined actions, the Company is positioned for profitable growth as the economy improves. The Committee also acknowledges the decline in the Company's share price during 2001, but notes that the decline was generally in line with both the Peer Group and the NASDAQ Index. The continuing transformation to high technology, solutions-oriented business in both IT and telecommunications requires a longer-term perspective.

    Longer-Term Equity-Based Incentive Compensation: The Company has several longer-term, equity-based plans whose purpose is to promote the interests of the Company and its stockholders by encouraging greater management ownership of the Company's Common Stock. Such plans provide an incentive for the creation of stockholder value over the long term, since the full benefit of the compensation package cannot be realized unless an appreciation in the price of the Company's Common Stock occurs. Additionally, these plans strengthen the Company's ability to attract and retain experienced and knowledgeable employees over a longer period and to furnish additional incentives to those employees upon whose judgment, initiative and efforts the Company largely depends.

    These plans include the 1990 Employee Stock Purchase Plan, the 1992 Incentive Stock Option Plan, the 1992 Non-Qualified Stock Option Plan, and the 1992 Stock Bonus Plan. The 2002 Stock Incentive Plan, which is being proposed for stockholders' approval at this Annual Meeting, is intended to replace the 1992 Incentive Stock Option Plan, the 1992 Non-Qualified Stock Option Plan, the 1992 Stock Bonus Plan and the 1992 Non-Employee Director Stock Option Plan.

    The Committee believes it is important that the CEO and other senior officers have a significant number of stock options whose value can provide a powerful incentive to driving the Company's bottom line and stock performance. Stock option awards are also based on an officer's level of responsibilities and expected contribution, rather than following the achievement of certain targets. No stock awards were granted to any of the listed executive officers during 2001, and only one award for 10,000 incentive stock options was granted to anyone. In February 2002, a total of _____ incentive stock options were granted to ______ officers and other individuals, including _____ for three listed executive officers. The future value of all options will depend on the Company's success in increasing stockholder value.

    Under the 1992 Stock Bonus Plan, the Committee may make awards of stock to individuals who, in the Committee's judgment, have made significant contributions to the Company or its subsidiaries. No stock bonus awards were made in 2001.

    The 1990 Employee Stock Purchase Plan was designed to provide long-term incentive compensation to officers, directors and key employees. The Employee Stock Purchase Plan, which made available $2.5 million for loans to such officers, directors, and key employees to purchase Company stock, rewarded such persons for, among other things, achieving long range corporate goals, achievement of targeted profitability levels that are sustained over a longer period of time, developing new growth objectives for each business unit based on analysis of market potential, developing and achieving long-range sales growth, and upgrading of technology, systems and processes. The Company forgave certain loans in previous years. However, since 1996, the Employee Stock Purchase Plan has been dormant as the Committee has deferred any further loan forgiveness and has granted no new loans.

    The Executive Compensation Committee believes that the executive compensation policies and programs serve the interests of the stockholders. Such compensation is intended to be a function of the Company's increase in profits and share price value over a longer-term perspective.

    Internal Revenue Code Section 162(m): Section 162(m) of the Code prevents publicly held corporations, including the Company, from taking a tax deduction for compensation paid to a "covered employee" in a taxable year to the extent that the compensation exceeds $1 million and is not qualified performance-based compensation under the Code. Generally, covered employees are the executive officers named in the Summary Compensation Table. At the Company's 1999 Annual Meeting, the Stockholders approved amendments to and restatements of the Company's Employee Stock Plans and the Company's Performance Bonus Plan for the President and Chief Executive Officer in compliance with Section 162(m) of the Code. As a result, the compensation realized in connection with stock options and cash awards granted thereunder is excluded from the deduction limit. The Committee's intent is to preserve the deductibility of compensation payments and benefits to the extent reasonably practical. The Committee, however, retains the discretion to authorize compensation that does not qualify for income tax deductibility.

                                                                                                                            EXECUTIVE COMPENSATION COMMITTEE

                                                                                                                            Thomas F. Comeau             Frederick H. Kopko, Jr.

                                                                                                                            Hugh G. McBreen               Nikhil S. Nagaswami

    The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded toor earned by those persons serving as Chief Executive Officer during fiscal 2001 and the other executive officers.

SUMMARY COMPENSATION TABLE
		Annual Compensation			Long-Term Compensation Awards[2]
Name & Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Securities Underlying Options (#)	All Other Compensation ($)[3]
Edward M. Kopko President and CEO	2001 2000 1999	$449,781 436,461 416,062	$276,086 752,437 829,614	$313,665 283,479 244,095	-- -- 150,000	$67,412 67,424 67,424
Michael C. Hellriegel Senior VP- Finance, Treasurer, and CFO	2001 2000 1999	242,400 219,298 161,537	120,000 81,554	1,074 1,074 1,074	-- -- 30,000	890 1,464 1,464
R. Scott Silver-Hill Senior VP - Domestic Operations	2001 2000 1999	287,981 275,000 250,000	122,825 121,310	4,430 2,835 2,147	-- 7,500 --	1,007 1,645 1,549
Harley R. Ferguson Senior VP and Chief Information Officer	2001 2000 1999	212,100 204,063 186,143	88,011 84,028 51,104	-- -- --	-- 5,000 --	9,145 5,401 7,488

1  Consists of imputed interest on loans to buy common stock of the Company. For Mr. Kopko, in addition to imputed interest on such loans in the amount of $133,233 for 2001, $117,286 for 2000, and $96,578 for 1999, includes tax gross-up on imputed interest and insurance payments in the amounts of $120,063 and $60,369, respectively in 2001, $105,776 and $60,417, respectively, in 2000, and $87,100 and $60,417, respectively, in 1999.

2 No options were repriced during the last fiscal year or at any time since the Company's inception.

3 Consists of imputed cost of Company-paid term life insurance. Includes Company insurance payments for Mr. Kopko of $66,992 each in 2001, 2000 and 1999.

Employment Agreements:

    Effective January 1, 1991, the Company and Edward M. Kopko, the Company's President and Chief Executive Officer, entered into an employment agreement, which was subsequently amended and restated on July 11, 1994. On December 15, 1998, the Board of Directors and the Executive Compensation Committee approved the terms of an amendment to the amended and restated employment agreement (collectively, the "Employment Agreement"). The Employment Agreement contains a performance-based bonus plan for Mr. Kopko (the "Performance Bonus Plan") which is intended to comply with the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) generally authorizes the tax deduction of compensation in excess of $1,000,000 per taxable year payable to a chief executive officer (and certain other officers) only where such compensation is based on performance, satisfies certain other requirements, and is approved by the stockholders. The Company's stockholders approved the Performance Bonus Plan at the Company's 1999 Annual Meeting, and Mr. Kopko's compensation in excess of $1 million is believed to be fully tax deductible beginning with 1999.

    Under the Employment Agreement, Mr. Kopko has agreed to serve as President and Chief Executive Officer of the Company, and in a similar capacity for the Company's subsidiaries, for a term commencing on January 1, 1991 and terminating three years after a notice of termination is given by either the Company or Mr. Kopko, subject to earlier termination in accordance with the terms of the Employment Agreement.

    The Employment Agreement provides for base compensation and annual raises of not less than 5% of the prior year's salary. Mr. Kopko will also receive payment of a performance bonus (referred to in the Employment Agreement as an annual cash bonus) in an amount equal to 5% of the Company's operating income of $3 million or less, plus 3% of operating income above $3 million. The Employment Agreement also provides for an incentive bonus based on the successful completion of management objectives and other factors. In no event is the total annual bonus to exceed four times Mr. Kopko's base salary.

    "Operating Income" is defined in the Employment Agreement as net income of the Company's principal operating subsidiary before adjustments for Federal and State income taxes and taxes imposed at the federal/national level by foreign countries (based upon income), and excluding extraordinary items. "Operating income" is also defined to exclude such items as corporate expense allocation from the Company and certain goodwill amortization, and to include items such as general and administrative expense and related working capital interest income and expense.

    The Employment Agreement further provides that prior to the end of each calendar quarter, the Company shall advance to Mr. Kopko an amount equal to the sum of the following: (i) eighty percent (80%) of the Company's estimate of Mr. Kopko's performance bonus for said quarter based on the operating income of the Company, as reported to the Board of Directors for the quarter; and (ii) eighty percent (80%) of the Company's incentive bonus for said quarter, based on satisfactory progress toward completion of the management objectives. To the extent that the quarterly advances exceed the annual cash bonuses, as declared, the Employment Agreement provides that Mr. Kopko must return this excess.

    Mr. Kopko is also entitled to benefits, including stock options and payment of taxes on his behalf based on imputed income. If the Company breaches its duty under the Employment Agreement, if Mr. Kopko determines in good faith that his status with the Company has been reduced, or if, after a change in control of the Company, Mr. Kopko determines in good faith that the financial prospects of the Company have significantly declined, Mr. Kopko may terminate his employment and receive all salary and bonus owed to him at that time, pro rated, plus three times the highest annual salary and bonus paid to him in the three years immediately preceding the termination.

    In January 1996, the Company entered into an employment agreement with Michael C. Hellriegel. Mr. Hellriegel's employment agreement is terminable by either party with four months prior notice. Mr. Hellriegel is eligible for bonuses of up to 50% of his base salary, based on the Company obtaining specified management objectives (as defined) and other factors and a provision for an additional bonus based on over-achievement of profit plan. The employment agreement provides that if Mr. Hellriegel's employment is terminated other than for cause, he will be entitled to four months salary. The agreement provides that Mr. Hellriegel will not compete with the Company for a period of one year after termination of employment.

    In July 1991, the Company entered into an employment agreement with R. Scott Silver-Hill. Mr. Silver-Hill's employment agreement is terminable by either party with six months prior notice. Mr. Silver-Hill is eligible for bonuses of up to 50% of his base salary, based on the Company obtaining specified management objectives (as defined) and other factors and a provision for an additional bonus based on over-achievement of operating plan. The employment agreement provides that if Mr. Silver-Hill's employment is terminated other than for cause, he will be entitled to six months salary. The agreement provides that Mr. Silver-Hill will not compete with the Company for a period of one year after termination of employment.

    In April 1995, the Company entered into an employment agreement with Harley R. Ferguson. Mr. Ferguson's employment agreement is terminable by either party with six months prior notice. Mr. Ferguson is eligible for bonuses of up to 25% of his base salary, based on the Company obtaining specified management objectives (as defined) and other factors and a provision for an additional bonus based on over-achievement of operating plan. The employment agreement provides that if Mr. Ferguson's employment is terminated other than for cause, he will be entitled to six months salary. The agreement provides that Mr. Ferguson will not compete with the Company for a period of one year after termination of employment.

OPTIONS GRANTED IN 2001

     No stock options were granted to the named executive officers during 2001.

AGGREGATE OPTION EXERCISES IN FISCAL YEAR 2001

AND 2001 YEAR-END OPTION VALUES
Name of Individual	Shares Acquired On Exercise	Value Realized	# of Securities Underlying Unexercised Options at 2000 Year-End Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at 2000 Year-End Exercisable/ Unexercisable
Edward M. Kopko	0	$0	176,100[1] 90,000	$0 $0
Michael C. Hellriegel	0	$0	68,750[2] 10,000	$0 $0
R. Scott Silver-Hill	0	$0	62,500[3] 5,000	$9,191 $0
Harley R. Ferguson	0	$0	65,417[4] 3,333	$0 $0

1 Consists of non-qualified stock options to purchase 26,100 shares, granted in 1986 and 1987 at an option price of $6.68 per share; a currently exercisable option to purchase 90,000 shares under the 1992 Incentive Stock Option Plan, granted on August 2, 1993, at an exercise price of $2.93 per share; and an option to purchase 150,000 shares under the 1992 Non-Qualified Plan, granted on December 1, 1999, at an exercise price of $8.00 per share, of which 30,000 became exercisable on each of December 1, 2000 and December 1, 2001 and 30,000 will become exercisable on each of December 1, 2002, 2003 and 2004.

2 Consists of currently exercisable incentive stock options to purchase 15,000 shares granted in December 1995 at an exercise price of $2.92 per share; currently exercisable incentive stock options for 11,250 shares granted in January 1997 at an exercise price of $6.67 per share; currently exercisable incentive stock options for 7,500 shares granted in December 1997 at an exercise price of $11.25 per share; currently exercisable incentive stock options for 15,000 shares granted in December 1998 at an exercise price of $14.58 per share; and incentive stock options for 30,000 shares granted in December 1999 at an exercise price of $8.00 per share, of which 10,000 became exercisable on each of December 1, 2000 and December 1, 2001, and 10,000 will become exercisable on December 1, 2002.

3 Consists of currently exercisable incentive stock options for 11,250 shares, granted in January 1993 at an exercise price of $2.08 per share; currently exercisable incentive stock options for 15,000 shares granted in December 1995 at an exercise price of $2.92 per share; currently exercisable incentive stock options for 11,250 shares granted in December 1996 at an exercise price of $6.42 per share; currently exercisable incentive stock options for 11,250 shares granted in December 1997 at an exercise price of $11.25 per share; currently exercisable incentive stock options for 11,250 shares granted in December 1998 at an exercise price of $14.58 per share; and incentive stock options for 7,500 shares granted in February 2000 at an exercise price of $9.69 per share, of which 2,500 became exercisable on February 22, 2001 and 2,500 will become exercisable on each of February 22, 2002 and 2003.

4 Consists of currently exercisable incentive stock options for 37,500 shares granted in April 1995 at an exercise price of $4.08 per share; currently exercisable incentive stock options for 11,250 shares granted in December 1996 at an exercise price of $6.42 per share; currently exercisable incentive stock options for 7,500 shares granted in December 1997 at an exercise price of $11.25 per share; currently exercisable incentive stock options for 7,500 shares granted in December 1998 at an exercise price of $14.58 per share; and incentive stock options for 5,000 shares granted in February 2000 at an exercise price of $9.69 per share, of which 1,666 became exercisable on February 22, 2001, and 1,667 will become exercisable on each of February 22, 2002 and 2003.

RETIREMENT PLANS

    Staff employees of the Company, including the executive officers referred to in the Summary Compensation Table, are entitled to participate in the Butler Service Group, Inc. Defined Benefit Plan (the "Plan"), which is a non-contributory, defined benefit retirement plan. Retirement benefits are computed on the basis of a specified percentage of the average monthly base compensation (during any 60 consecutive months of an employee's final 120 months of employment which results in the highest average) multiplied by the employee's years of credited service. The Plan provides for several optional forms of benefit payment including a straight life annuity, a 50% joint and survivor annuity, a period certain annuity, and a lump sum. Retirement benefits are in addition to benefits payable from Social Security. Normal retirement age is 65, although benefits may begin as early as age 55 with ten years of service. A pension benefit is vested after five years of service.

    The Defined Benefit Plan was frozen as of December 31, 1996. As of December 31, 1996, the following executive officers of the Company had the following years of credited service for retirement compensation purposes: Mr. Kopko--11, Mr. Hellriegel--15, Mr. Silver-Hill--15, and Mr. Ferguson--2. The following table shows the estimated annual retirement benefits payable assuming that retirement occurs at age 65.

PENSION PLAN TABLE
Average Annual Earnings for the Highest Consecutive 60 Months	Years of Service
of Last 120 Months Prior to 1/1/97:	10	15	20	25
$100,000...	$11,532	$17,298	$23,064	$28,830
$150,000*...	$17,532	$26,298	$35,064	$43,830

*Salary limited by terms of Plan and the law to $160,000 as of January 1, 1997. For Mr. Kopko, the compensation used for service prior to 1994 is $235,840.

    The above pensions are offset by pension equivalents from two other plans: (1) The Company sponsored Employee Stock Ownership Plan ("ESOP"); and (2) Pensions purchased from Nationwide Insurance Company due to termination of predecessor plan. The ESOP has approximately 57,000 shares of the Company's stock. The shares of stock were allocated to employees over seven years beginning in 1987 and ending in 1993.

    Effective January 1, 1997, a new retirement plan was implemented for staff employees, including the executive officers referred to in the Summary Compensation Table, and for certain salaried employees of Butler Technology Solutions ("BTS"). The new plan is based on a partial Company matching contribution for staff employees and BTS salaried employees who participate in the Company's 401(k) Retirement Savings Plan.

PERFORMANCE GRAPH

Comparison of Five-year Cumulative Total Return

Among Butler International, Inc.

Peer Group Indices and NASDAQ Market Index

ASSUMES $100 INVESTED ON JANUARY 1, 1996

ASSUMES DIVIDENDS REINVESTED AT YEAR ENDING DECEMBER 31, 2001

Peer Group: CDI Corporation, Comforce Corporation, Computer Horizons Corporation, Dycom Industries, Inc., Keane, Inc., Kelly Services, Inc., Mastec, Inc., Quanta Services, Inc., RCM Technologies, Inc., and SOS Staffing Services, Inc.

CERTAIN TRANSACTIONS

    Edward M. Kopko previously executed, in 1990 and 1991, non-interest bearing notes totaling $684,000 to purchase 258,333 shares of Common Stock under various stock purchase and option plans. In 1997, Edward M. Kopko executed a non-interest bearing note for $51,102 to purchase 7,650 shares of Common Stock pursuant to options that had been granted under the 1985 Non-Qualified Stock Option Plan. The outstanding aggregate balance of the loans on December 31, 2000, and the largest aggregate principal amount of the loans outstanding during 2000 was $359,352. On March 2, 1999, Edward M. Kopko executed a non-interest bearing note for $890,625 to purchase 187,000 shares of Common Stock pursuant to options that had been granted under the 1992 Non-Qualified Stock Option Plan. On March 2, 1999, the Company also provided Edward M. Kopko with a loan in the amount of $822,441 to enable him to meet his tax obligation on this exercise, including statutory withholding taxes.

PROPOSAL 2: APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    Deloitte & Touche has been selected by the Board of Directors to serve as the independent public accountants for the Company and its subsidiary corporations for the fiscal year ending December 31, 2002. The appointment is being submitted to the stockholders for ratification. Auditing services to be rendered by Deloitte & Touche will include the examination of the annual consolidated financial statements, review of unaudited quarterly statements, assistance with Securities and Exchange Commission filings, and consultations in connection with various audit related matters. The firm has been the auditors for the Company and its subsidiaries since the Company's inception in 1985.

    Representatives of the firm are expected to be present at the Annual Meeting to respond to stockholders' questions and to have the opportunity to make any statements they consider appopriate.

    The proposal to appoint Deloitte & Touche as the independent public accountants requires the approval of holders of a majority of the shares of the Company's common stock and the Company's 7% Series B cumulative convertible preferred stock, voting together as a single class, present and entitled to vote at the Meeting.

    The Board of Directors unanimously recommends a vote FOR the adoption of Proposal 2 on the appointment of the independent public accountants.

PROPOSAL 3: APPROVAL OF THE 2002 STOCK INCENTIVE PLAN

    At the Annual Meeting, we will ask our stockholders to approve the Butler International, Inc. 2002 Stock Incentive Plan. Our board adopted the 2002 plan on February 27, 2002. A summary description of the 2002 plan is set forth below. This summary description is incomplete and we encourage you to read the full text of the 2002 Plan, which is included with this proxy statement as Appendix A.

Summary Description of the 2002 Plan

    Purpose of the 2002 Plan and Effect on Prior Plans. The 2002 plan allows us to grant to participants stock options to purchase shares of our Common Stock, the right to purchase stock and stock appreciation rights. The purpose of the 2002 plan is to enable us to offer participants an opportunity to acquire an equity interest in us. We believe that this will improve our ability to attract, retain and reward employees, directors and other persons providing services to us. It will also strengthen the mutuality of interests between plan participants and our stockholders by providing those participants with a proprietary interest in our long-term growth and financial success. From and after the effective date of the Plan, no awards shall be granted under the Company's other option plans.

    Eligibility and Participation. Generally, all employees, directors, and other persons providing bona fide services to us or any of our subsidiaries or affiliates are eligible to receive awards under the 2002 plan. Subject to the adjustments described below, we may not issue more than ________ shares of Common Stock pursuant to awards granted to any single participant during any calendar year. Currently, we have over _______ full-time employees. We have not, however, determined the number of persons who will be eligible to participate in the 2002 plan at this time. In addition, we have not determined the individuals who will receive awards, the awards that we will grant to any individual or group of individuals, or the amounts to be payable with respect to awards.

    Administration of the 2002 Plan. Our board or a committee appointed by our board consisting of two or more members of our board will administer the 2002 plan. The board or the committee has the authority to interpret the 2002 plan and to adopt rules and procedures relating to the administration of the 2002 plan.

    Effective Date of the 2002 Plan. The 2002 plan will become effective on the date it is approved by our stockholders at the Annual Meeting. If our stockholders do not approve the 2002 plan, it will not become effective. We may not grant any awards under the 2002 plan prior to its effective date.

    Shares Subject to the 2002 Plan. Subject to adjustments to reflect certain corporate events that are described below, we may grant awards with respect to a maximum number of ___________ shares of our Common Stock under the 2002 plan. We may not increase this maximum number of shares without the approval of our stockholders. If an award granted under the 2002 plan expires or terminates without having been exercised in full, the shares of Common Stock remaining unissued under that award will again become available for issuance under the 2002 plan. We will issue the shares of Common Stock to be issued under the 2002 plan directly from our authorized but unissued shares of Common Stock.

    Options. Options granted under the 2002 plan may be either incentive stock options, or ISOs, or nonqualified stock options, or NQSOs. We will determine the terms and conditions of each option and include them in a written agreement between the individual and us. The terms of each option will set forth:

  the per share exercise price of the option;
  the termination date of the option, which will not be later than ten years after the date of grant; and
  the effect on the option of the termination of the participant's employment.

    Each option will also contain other terms and conditions that we may establish. The last sale price for our Common Stock as reported on the NASDAQ on March __, 2002 was $_____ per share. Except as otherwise provided by the administrator of the 2002 Plan with respect to any award, awards are not transferable during the individual's lifetime.

    To the extent an option is intended to qualify as an ISO, the option is required to have terms and conditions consistent with the requirements for that treatment under the Internal Revenue Code. ISOs are subject to the following special restrictions:

  ISOs may only be granted to our, or our subsidiaries', employees;
  the exercise price for an ISO must be at least equal to 100%, or 110% in the case of stockholders holding more than 10% of the total combined voting power of all classes of our stock, of the fair market value of our Common Stock, determined on the date of the grant;
  the aggregate fair market value of the shares of Common Stock issuable upon exercise of all ISOs granted to a participant, determined at the time each ISO is granted, that become exercisable for the first time during a calendar year cannot exceed $100,000; and
  ISOs must terminate no later than the first to occur of:

  ten years, or five years for stockholders holding more than 10% of the total combined voting power of all classes of our stock, from the date of grant; and

  three months following the termination of the participant's employment, unless the termination is the result of the participant's death or disability or if the participant dies during the three month period following the termination, in which case other rules apply.

    If we enter into an agreement to dispose of all or substantially all of our assets or stock by means of a sale, merger or other reorganization, liquidation, or otherwise, all outstanding options shall become immediately exercisable with respect to the full number of shares of Common Stock subject to the options during the period commencing as of the date of the agreement to dispose of all or substantially all of our assets or stock and ending when the disposition of assets or stock contemplated by that agreement is consummated or the options are otherwise terminated in accordance with their provisions; provided that no option shall be immediately exercisable on account of any agreement of merger or other reorganization where our stockholders immediately before the consummation of the transaction will own at least 50% of the total combined voting power of all classes of stock entitled to vote of the surviving entity (whether the Company or some other entity) immediately after the consummation of the transaction. In the event the transaction contemplated by the agreement is not consummated, but rather is terminated, canceled or expires, the options shall thereafter be treated as if that agreement had never been entered into.

    Reload Options. Reload options may be issued under the 2002 plan in addition to an option grant under the 2002 plan. We may authorize reload options to purchase the number of shares of Common Stock used to exercise the underlying option. Each notice evidencing the grant of an option shall state whether we have authorized reload options with respect to the underlying option grant. The option price per share of the Common Stock deliverable upon exercise of the reload option shall be the fair market value of a share of Common Stock on the date of exercise of the underlying option. Each reload option is fully exercisable from the date of exercise of the underlying option and shall remain exercisable for the remaining term of the underlying option.

    Stock Grants. Shares of Common Stock may be issued under the 2002 plan either alone or in addition to other awards granted under the 2002 plan. We will determine the terms and conditions of each stock grant and include them in a written agreement between the individual and us. Recipients of stock grants may not be required to pay for the acquisition of Common Stock but will be subject to tax consequences and resale restrictions. Recipients of stock grants may have all of the rights of our stockholders, including the right to vote the shares subject to the stock grant and to receive any dividends with respect to the stock grant, or the recipient's rights may be restricted. If an employee terminates employment during a restriction period that we may establish, any shares received pursuant to a stock grant may be forfeited.

    Stock Appreciation Rights. Stock appreciation rights, or SARs, may be issued under the 2002 plan either alone or in addition to other awards granted under the 2002 plan. We will determine the terms and conditions of each SAR grant and include them in a written agreement between the individual and us. Upon the exercise of a SAR, the recipient shall be entitled to receive the excess of the fair market value of one share of stock over the exercise price per share specified in the related option or SAR, multiplied by the number of shares in respect of which the SAR shall have been exercised. The exercise price per share of a SAR shall be the fair market value of a share of Common Stock on the date of grant.

    Grants to Outside Directors. Subject to certain exceptions described in the 2002 plan, Grants of options to directors who are not our employees shall be granted automatically on the day of the annual meeting of the Company's stockholders of each year during the term of the 2002 plan without further action, beginning as of the 2002 annual meeting of stockholders (subject to stockholder approval of the 2002 plan). Each such grant shall be for a non-qualified option to purchase 18,000 shares of Common Stock. The exercise price for options granted to outside directors shall be 100% of the fair market value of the Common Stock on the date of grant.

    Modification of Awards. We have the authority to modify any outstanding award as we consider appropriate, including the authority to accelerate the right to exercise any option, and extend or renew any option. However, we may not modify any award in a manner adverse to the participant holding that award without that participant's consent. Furthermore, we may not reduce the exercise price of any outstanding option without first obtaining the approval of our stockholders.

    Adjustments. In connection with certain types of corporate events like stock splits, stock dividends, recapitalizations, reorganizations, mergers, consolidations and spinoffs, we may make appropriate and equitable adjustments to:

  the aggregate number and kind of shares for which we can grant awards under the 2002 plan;
  the maximum number of shares that may be granted to any one individual under the 2002 plan;
  the number and kind of shares covered by outstanding awards; and
  the per share exercise price of outstanding options.

    Tax Matters. We are authorized to withhold from the compensation of the participants amounts necessary to satisfy the tax withholding obligations arising from the 2002 plan. If we intend any award to qualify as "qualified performance-based compensation," as defined in the regulations promulgated under section 162(m) of the Internal Revenue Code, we intend to grant the award in a manner and subject to terms and conditions required for the award to so qualify.

    Compliance with Securities Laws. We are not obligated to issue any Common Stock under the 2002 plan if we determine that the issuance would violate applicable state or federal securities laws. We intend to file a registration statement on Form S-8 to register the issuance of shares under the 2002 plan promptly following the approval of the 2002 plan by our stockholders.

    Termination or Amendment of the 2002 Plan. The 2002 plan will terminate on April 15, 2012. We cannot grant awards under the 2002 plan after its termination date. Termination of the 2002 plan will not affect the rights of any participant with respect to any award outstanding as of the time of the termination. Our board may also amend or terminate the 2002 plan at any time. However, no amendment may adversely affect the rights of any participant with respect to any outstanding award without the participant's consent.

Federal Income Tax Consequences of the 2002 Plan

    The following discussion is a general summary of the principal United States federal income tax consequences under current law relating to awards under the 2002 plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences. We encourage participants to consult their own tax advisors with respect to the tax consequences of their participation in the 2002 plan.

    Incentive Stock Options. A participant will not recognize taxable income upon the grant or the exercise of an ISO, and we are not entitled to an income tax deduction as the result of the grant or exercise of an ISO. Any gain or loss resulting from the subsequent sale of shares of Common Stock acquired upon exercise of an ISO will be long-term capital gain or loss if the sale is made after the later of:

  two years from the date of grant of the ISO; or
  one year from the date of exercise of the ISO.

    If a participant sells Common Stock acquired upon the exercise of an ISO prior to the expiration of both of these periods, the sale will be a "disqualifying disposition" under the federal tax laws. The participant will generally recognize ordinary income in the year of the disqualifying disposition in an amount equal to the difference between the exercise price of the ISO and the fair market value of the shares of our Common Stock on the date of exercise of the ISO. However, the amount of ordinary income recognized by the participant generally will not exceed the difference between the amount realized on the sale and the exercise price. We will be entitled to an income tax deduction equal to the amount taxable as ordinary income to the participant. Any additional gain recognized by the participant upon the disqualifying disposition will be taxable as long-term capital gain if the shares of Common Stock have been held for more than one year before the disqualifying disposition or short-term capital gain if the shares of Common Stock have been held for one year or less before the disqualifying disposition.

    The amount by which the fair market value, determined on the date of exercise, of the shares of Common Stock purchased upon exercise of an ISO exceeds the exercise price is also an item of tax preference that may be subject to alternative minimum tax in the year that the ISO is exercised.

    Nonqualified Stock Options. A participant will not recognize taxable income on the grant of an NQSO, and we are not entitled to an income tax deduction as the result of the grant of an NQSO. However, upon the exercise of an NQSO, the participant generally will recognize ordinary income, and we will be entitled to an income tax deduction, in the amount by which the fair market value of the shares of Common Stock purchased upon exercise, determined as of the date of exercise, exceeds the exercise price. This income is part of the participant's "wages" for which we are required to withhold federal and state income as well as employment taxes.

    Upon the sale of shares of Common Stock acquired upon the exercise of an NQSO, the participant will recognize capital gain or loss in an amount equal to the difference between the proceeds received upon sale and the fair market value of the shares on the date of exercise. If the participant has held the shares for more than one year at the time of the sale, the capital gain or loss will be long-term, otherwise the capital gain will be short-term.

    Payment of Option Price with Shares of Common Stock. To the extent a participant pays all or part of the exercise price of an option by tendering shares of our Common Stock owned by the participant, the tax consequences described above with respect to ISOs or NQSOs, as the case may be, generally would apply. However, the number of shares received upon exercise of the option that is equal to the number of shares surrendered in payment of the aggregate exercise price will have the same basis and tax holding period as the shares surrendered. The additional shares received upon such exercise will have a tax basis equal to the amount of ordinary income recognized and any cash paid on such exercise and a holding period which commences on the date of exercise.

        If a participant exercises an option by tendering shares previously acquired on the exercise of an ISO, a disqualifying disposition will occur if the applicable holding period requirements have not been satisfied with respect to the surrendered stock. The consequences of such a disqualifying disposition is that the participant may recognize ordinary income at that time.

Stock Appreciation Rights. Generally: (a) the recipient will not realize income upon the grant of a SAR; (b) the recipient will realize ordinary income, and we will be entitled to a corresponding deduction, in the year cash, shares of Common Stock, or a combination of cash and shares are delivered to the recipient upon exercise of a SAR; and (c) the amount of such ordinary income and deduction will be the amount of cash received plus the fair market value of the shares of Common Stock received on the date of issuance. The federal income tax consequences of a disposition of shares received by the recipient upon exercise of a SAR are the same as described below with respect to a disposition of shares received as a stock grant.

    Stock Grants. Generally, at the time of a stock grant, the participant will recognize taxable ordinary income in the amount by which the shares awarded to the participant at the time of the stock grant exceeds the amount, if any, paid by the participant for the shares.

    However, if the shares of Common Stock awarded to a participant as a stock grant are restricted as to transferability and subject to a substantial risk of forfeiture (e.g., unvested shares that are subject to forfeiture by the participant or repurchase by us for less than fair market value in the event of the participant's termination of service prior to vesting in those shares), then the participant will not recognize any taxable income at the time of the stock grant but will have to report as ordinary income, generally as and when the shares vest (e.g., when the risk of forfeiture lapses), an amount equal to the excess of (a) the fair market value of the shares on the date of vesting over (b) the amount, if any, paid for the shares. The participant may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of the stock grant an amount equal to the excess of (a) the fair market value of the shares on the date of grant over (b) the amount, if any, paid for the shares. In order to make a Section 83(b) election with respect to shares received upon a stock grant, a notice of election which meets the requirements of the Treasury Regulations must be made within 30 days of the stock grant. If the Section 83(b) election is made, the participant will not recognize any additional income as and when the stock vests.

    Subject to the limitations discussed below, we will be entitled to an income tax deduction equal to the amount of ordinary income recognized by a participant with respect to the stock grant. The deduction, will in general, be allowed for the taxable year in which such ordinary income is recognized by the participant.

    Upon the subsequent disposition of shares of stock which were acquired as a stock grant, provided that such shares are vested at the time of disposition or, if such shares are unvested, a timely Section 83(b) election was made for such shares, the participant will generally recognize capital gain or loss in an amount equal to the difference between the proceeds received upon disposition and the participant's tax basis in the shares (generally, the sum of the amount paid, if any, by the participant for such shares and the amount of ordinary income previously recognized by the participant with respect to such shares, as described above). However, if shares of our stock are unvested at the time of disposition and no Section 83(b) election was made for such shares, then the participant will recognize ordinary income in the amount equal to the difference between the proceeds received from the disposition and the participant's tax basis in such shares (i.e., the amount paid, if any, by the participant for such shares).

    If the gain recognized in connection with such disposition qualifies for capital gain treatment, the federal capital gains tax rate for such sale will be determined based on the holding period of the stock. The participant's holding period of shares received as a stock grant will begin on the day following the date of the stock grant except where the stock is, at the time of the stock grant, unvested and no Section 83(b) election is made, in which case the participant's holding period with respect to such shares will begin on the day following the day on which the shares vest.

    Capital Gains and Ordinary Income Tax. Long term capital gains are currently taxed at a maximum federal rate of 20%. However, long term capital gains with respect to stock with a holding period of more than 5 years may qualify to be taxed at a maximum federal rate of 18% if the stock was acquired pursuant to the exercise of an option and if such option was granted to the participant no earlier than January 1, 2002. Short term capital gains and ordinary income are taxed at marginal federal rates of up to 39.6%.

    Acceleration of Stock Options Upon a Transfer of Control. Upon a change in control of us or a transfer of a substantial portion of our assets, the execisability of stock options held by certain of our employees, generally officers, stockholders and highly compensated employees, will be accelerated. The acceleration of execisability may be determined to be, in whole or in part, a "parachute payment" for federal income tax purposes. If the present value of all of a participant's parachute payments equals or exceeds three times the participant's average compensation for the past five years, the participant will be subject to a 20% excise tax on the amount of the parachute payment which is in excess of the greater of:

  the average compensation of the participant for the past five years; or
  an amount which the participant establishes as reasonable compensation.

    In addition, we will not be allowed to deduct any excess parachute payments.

    Section 162(m) Limitation. Section 162(m) of the Code generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to the chief executive officer or any of the four other most highly compensated executive officers who are employed by the corporation on the last day of the taxable year, but does allow a deduction for "performance-based compensation," including plans providing for stock options having an exercise price of not less than 100% of the stock's fair market value (determined at the time the options are granted), which establish specific performance goals and/or limits on awards, which are administered by a committee composed exclusively of "outside" directors, and are disclosed to and approved by our stockholders. We have structured and intend to implement and administer the 2002 plan so that compensation resulting from stock options and SARs can qualify as "performance-based compensation." The committee, however, has the discretion to grant such options and awards with terms that will result in the options and awards not constituting performance-based compensation. Stock grants will be subject to this $1 million deduction limitation.

    Section 16 of the Exchange Act. Special rules apply in the case of individuals subject to Section 16(b) of the Exchange Act. In particular, under current law, unless a Section 83(b) election (as described above with respect to shares of unvested stock received as a stock grant) is made, shares received pursuant to the exercise of a stock option or SAR, or received as a stock grant, may be treated as restricted as to transferability and subject to a substantial risk of forfeiture (i.e., treated as unvested stock) for a period of up to six months after the date of receipt. Accordingly, the amount of ordinary income recognized, and the amount of our tax deduction, may be determined as of the end of such period.

Applicability of ERISA

    The 2002 plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974 and it is not a tax-qualified retirement plan under Section 401(a) of the Internal Revenue Code.

Benefits to be Received by or Allocated to Directors and Executive Officers

    We cannot determine at this time either the benefits that we will allocate to our directors (other than non-employee directors as described above) and executive officers participating in the 2002 plan and to other participants or the benefits that these persons will actually receive because the amount and value awards that we will grant to any participant are within our discretion, subject to certain limitations as set forth above.

    The adoption of the 2002 Stock Incentive Plan requires the approval of a majority of the votes cast by holders of the shares of Common Stock and Company's 7% Series B Cumulative Preferred Stock, voting together as a single class, represented at the meting and entitled to vote. Shares may be voted for or withheld from this matter. Under Securities and Exchange Commission regulations regarding stockholder approval of stock option plans, shares entitled to cast votes on this matter at the meeting which are withheld from this matter will be treated for all purposes relevant to this matter as being present at the meeting and entitled to vote and thus will have the same effect as a vote of such shares against this matter. Shares entitled to cast votes on this matter at the meeting which are the subject of a broker non-vote on this matter will be treated for quorum purposes relevant to this matter as being present at the meeting and entitled to vote but not be so treated in determining whether a majority or other required percentage of the shares present and entitled to vote on the matter has been obtained.

    The Butler Board of Directors unanimously recommends a vote FOR Proposal 3 adopting the 2002 Stock Incentive Plan.

SECTION 16 (A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of the Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Except as set forth below, based on its review of the copies of such forms received by it, the Company believes that all filing requirements applicable to its officers, directors, and greater than ten-percent beneficial owners were complied with. Messrs. Frederick H. Kopko, Jr., McBreen and Nagaswami each filed one late report reflecting the grants of their annual non-employee director options, and Mr. Comeau filed one late report reflecting his stock ownership position upon his election to the Board.

STOCKHOLDERS PROPOSALS

    In order for a stockholder proposal to be considered for inclusion in the Company's proxy statement and form of proxy for the 2002 Annual Meeting of Stockholders, the proposal must be received by the Company no later than November 22, 2002 (120 days before the date of mailing based on this year's proxy statement date) and meet all other requirements for inclusion in the proxy statement. Additionally, the Company will be authorized to exercise discretionary voting authority with respect to any stockholder proposal not disclosed in the Company's 2002 proxy statement if the Company has not received written notice of such proposal by February 5, 2002 (45 days before the date of mailing based on this year's proxy statement date).

AUDIT COMMITTEE REPORT

    The Audit Committee of the Board of Directors is responsible for providing independent objective oversight of the Company's accounting functions and internal controls. The Audit Committee is an oversight committee and is not involved in the operations of the Company; consequently, it must, by its nature, rely upon management's representations and on the representations of the independent auditors. The Audit Committee's oversight does not provide the Audit Committee with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company's Board of Directors has adopted a written charter for the Audit Committee. A copy of the written charter was included as Appendix A to last year's proxy statement.

    The Audit Committee has reviewed and discussed the audited financial statements in the 2001 Annual Report with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by SAS 61, as may be modified or supplemented. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as may be modified or supplemented, and has discussed with the independent accountant the independent accountant's independence. Based on this review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

    Two members of the Audit Committee, Thomas F. Comeau and Nikhil S. Nagaswami, are independent, as independence is defined in Rule 4200(a)(15) of the National Association of Securities Dealers' ("NASD") listing standards. Hugh G. McBreen is not deemed to be independent based on the legal fees received by McBreen & Kopko, of which Mr. McBreen and Mr. Frederick H. Kopko, Jr., the brother of the Chairman and CEO, are partners. The Board of Directors, however, has determined that it is important to the Company and in the Company's interest to have Mr. McBreen continue to serve as a member of the Audit Committee. The reasons for the Board's determination are Mr. McBreen's long standing relationship with and knowledge of the Company, his understanding of the Company's business, personnel and finances, and Mr. McBreen's knowledge and understanding of business and finance generally.

    The foregoing report is submitted by the following directors of the Company, comprising all of the members of the Audit Committee.

                                                                                                                        AUDIT COMMITTEE

                                                                                                                        Thomas F. Comeau

                                                                                                                        Hugh G. McBreen

                                                                                                                        Nikhil S. Nagaswami

INDEPENDENT AUDITORS FEES

Audit Fees: The aggregate fees billed by Deloitte & Touche LLP for professional services rendered for the audit of the Company's annual financial statements for the year ended December 31, 2001 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $184,000.

Financial Information Systems Design and Implementation Fees: Deloitte & Touche LLP performed no such services during the year ended December 31, 2000.

Other Fees: The aggregate fees billed by Deloitte & Touche LLP for services rendered to the Company, other than the services described above under "Audit Fees" for the year ended December 31, 2001, were $71,631. These fees were mainly for auditing the Company's employee benefit plans and for tax consultation.

    After due consideration, the Audit Committee has concluded that the provision of non-audit services is compatible with maintaining the principal accountant's independence.

OTHER MATTERS

    The Board of Directors has at this time no knowledge of any matters to be brought before this year's Annual Meeting other than those referred to above. The Company received a letter dated January 29, 2002 from several stockholders of the Company seeking to nominate a candidate for election to the Board of Directors of the Company at the 2002 Annual Meeting of Stockholders. The Company has determined that the purported nomination and nominee do not meet the requirements of the Company's by-laws. If any other matters properly come before this year's Annual Meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their judgment on such matters.

GENERAL

    A copy of the Company's Annual Report to Stockholders on Form 10-K for the fiscal year ended December 31, 2001 is being mailed, together with this Proxy Statement, to each stockholder. Additional copies of such Annual Report and of the Notice of Annual Meeting, this Proxy Statement and the accompanying proxy may be obtained from Morrow & Co., Inc., 909 Third Avenue, New York, New York 10022-4799, or from the Company. The Company has retained Morrow & Co., Inc. to assist in the solicitation of proxies, primarily from brokers, banks and other nominees, for an estimated fee of $_____ plus expenses. The Company will, upon request, reimburse brokers, banks and other nominees, for costs incurred by them in forwarding proxy material and the Annual Report to beneficial owners of Common Stock. In addition, directors, officers and regular employees of the Company and its subsidiaries, at no additional compensation, may solicit proxies by telephone, telegram or in person. All expenses in connection with soliciting management proxies for this year's Annual Meeting, including the cost of preparing, assembling and mailing the Notice of Annual Meeting, this Proxy Statement and the accompanying proxy, are to be paid by the Company.

    The Company will provide additional copies of Form 10-K to any record or beneficial owner of its securities, on written request, a copy of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2001, including the financial statements and schedules thereto. Exhibits to said report will be provided upon payment of fees limited to the Company's reasonable expenses in furnishing such exhibits. Written requests should be directed to Cathy D. Shea, Assistant Secretary of the Company, 110 Summit Avenue, Montvale, New Jersey, 07645.

    In order to assure the presence of the necessary quorum at this year's Annual Meeting, and to save the Company the expense of further mailings, please date, sign and mail the enclosed proxy promptly in the envelope provided. No postage is required if mailed within the United States. The signing of a proxy will not prevent a stockholder of record from voting in person at the meeting.

                                                                                                                    By Order of the Board of Directors,

                                                                                                                    Warren F. Brecht

                                                                                                                     Secretary

APPENDIX A

BUTLER INTERNATIONAL, INC.

2002 STOCK INCENTIVE PLAN

Section 1. Purpose; Effect on Prior Plans.

        A.     The purpose of the Butler International, Inc.(the "Company") Stock Incentive Plan (the "Plan") is to provide incentives for selected persons to promote the financial success and progress of the Company and to afford such personnel the opportunity to acquire a proprietary interest in the Company by granting such persons awards ("Awards") of incentives in the form of options to purchase shares of the Company's Common Stock ("Options"), stock appreciation rights ("SARs"), and Common Stock of the Company ("Stock Grants"). An Award may consist of one or a combination of such incentives and may be made at any time or from time to time.

        B.     From and after the effective date of the Plan, no awards shall be granted under the Company's other option plans.

Section 2. General Provisions.

        A.     Administration. The Plan shall be administered by the Stock Option Committee, which shall be comprised of two or more independent outside directors appointed by the Board of Directors (the "Committee"). Notwithstanding the foregoing, if all applicable laws permit, including, without limitation, Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended ("Rule 16b-3"), and the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder (including, without limitation, the regulations relating to Sections 162(m) and 422 of the Code), then the Plan may be administered by the Board of Directors, and if so administered all subsequent references to the Committee shall refer to the Board of Directors. Any action of the Committee shall be taken by majority vote or the unanimous written consent of the committee members.

        B.     Authority of the Committee. Subject to other provisions of the Plan and applicable law, and with a view towards furtherance of its purpose, the Committee shall have sole authority and absolute discretion:

1. to construe and interpret the Plan;

                          2. to define the terms used herein;

                          3. to prescribe, amend and rescind rules and regulations relating to the Plan;

                          4. to determine the persons to whom Awards are granted;

                          5. to determine the time or times at which Awards shall be granted;

                          6. to determine the number of shares subject to each Award;

                          7. to determine all of the other terms and conditions of the Options, SARs, and Stock Grants awarded hereunder; and

                          8. to make all other determinations necessary or advisable for the administration of the Plan and to do everything necessary or appropriate to administer the Plan.

    All decisions, determinations and interpretations made by the Committee shall be binding and conclusive on all participants in the Plan and on their legal representatives, heirs and beneficiaries.

        C.     Maximum Number of Common Stock Subject to the Plan. The maximum aggregate number of shares of Common Stock subject to the Plan shall be ___________ subject to adjustment as provided in Section 2.G of the Plan. The Common Stock subject to the Plan may be divided among the various types of Awards as the Committee determines in its sole discretion from time to time. For purposes of calculating the maximum number of shares of Common Stock which may be issued under the Plan:

                1. If an Award entitles the holder thereof to receive or purchase shares of Common Stock, the number of shares of Common Stock covered by such Award or to which such Award relates shall be counted on the date of Grant of such Award against the aggregate number of shares of Common Stock available for granting Awards under the Plan;

                2. If an Award entitles the holder to receive cash payments but the amount of such payments are denominated in or based on a number of shares of Common Stock, such number of shares of Common Stock shall be counted on the date of grant of such Award against the aggregate number of shares of Common Stock available for granting Awards under the Plan; provided, however that Awards that operate in tandem with (whether granted simultaneously with or at a different time from), or that are substituted for, other Awards may be counted or not counted under procedures adopted by the Committee in order to avoid double counting; and

                3. If any shares of Common Stock covered by an Award or to which an Award relates are not purchased or are forfeited, or if an Award otherwise terminates without delivery of any Common Stock or cash payments to be received thereunder, then the number of shares of Common Stock counted against the aggregate number of shares of Common Stock available under the Plan with respect to such Award, to the extent of any such forfeiture or termination, shall again be available for granting Awards under the Plan. In addition, any shares of Common Stock that are used by a participant as full or partial payment to the Company of the purchase price of Common Stock acquired upon exercise of an Option shall again be available for granting Awards.

    Notwithstanding the foregoing, the number of shares of Common Stock available for granting Incentive Stock Options under the Plan shall not exceed ____________, subject to adjustment as provided in Section 2.G of the Plan.

        D.     Eligibility and Participation. Subject to the terms of the Plan, Awards may be granted to such employees, officers, directors, consultants and independent contractors of the Company or any Parent, Subsidiary or Affiliate of the Company, as defined below, as the Committee may select from time to time in it sole discretion; provided, however, that an Incentive Stock Option shall not be granted to an employee of an Affiliate unless such Affiliate is also a "subsidiary corporation" of the Company within the meaning of Section 424(f) of the Code. Employees of the Company are eligible to receive Awards for no more than an aggregate of __________ shares of the Company's Common Stock per employee under the Plan, subject to adjustment as provided in Section 2.G of the Plan. If any Options or SARs granted to an employee expire unexercised or terminate before vesting, they shall not be included in the foregoing maximum aggregate of _________ shares of the Company's Common Stock per employee. The Committee, in its sole discretion, shall determine the number of shares of the Company's Common Stock covered by any Award made to executive officers or other employees under the Plan. Grants to non-employee directors of the Company may only be made pursuant to formula grants in the manner and amounts set forth in Section 7 hereof, provided that, if, and to the extent that, the Committee or the Board of Directors could exercise authority to determine the amount, price and timing of grants hereunder to its members, consistent with all applicable laws, including, without limitation Rule 16b-3, grants to non-employee directors may be made by the Committee or the Board of Directors as permitted by law. A person may be granted more than one Award under the Plan. As used in the Plan, the following terms shall have the following meanings:

                1. "Affiliate" means any corporation that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, another corporation, where "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to cause the direction of the management and policies of the corporation, whether through the ownership of voting securities, by contract or otherwise.

                2. "Common Stock" means shares of the Company's $.001 par value common stock, or such other shares as are substituted pursuant to Section 2.G hereof.

                3. "Incentive Stock Option" means an option granted under Section 3 of the Plan that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

                4. "Non-Qualified Stock Option" means an option granted under Section 3 of the Plan that is not intended to be an Incentive Stock Option.

                5. "Parent" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of the granting of an Award, each of such corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

                6. "Restricted Stock" means any share of Common Stock granted under Section 6 of the Plan.

                7. "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of granting of an Award, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporation in such chain.

        E.     Effective Date of Plan. The Plan was adopted by the Board on February 27, 2002 and will be effective upon its date of approval by the stockholders of the Company.

        F.     Termination and Amendment of Plan. The Plan shall terminate on April 15, 2012. No Options, SARs, or Stock Grants shall be granted under the Plan after that date. Subject to the limitation contained in Section 2.H of the Plan, the Board or the Committee may at any time amend or revise the terms of the Plan, or terminate or discontinue the Plan, including the form and substance of the Options, SARs, and Stock Grants granted hereunder; provided, however, that, notwithstanding any other provision of the Plan or any Award agreement, without the approval of the stockholders of the Company, no such amendment, alteration, suspension, discontinuation or termination shall be made that: (i) absent such approval, would cause Rule 16b-3 to become unavailable with respect to the Plan; (ii) requires the approval of the Company's stockholders under any rules or regulations of the National Association of Securities Dealers, Inc. or any securities exchange that are applicable to the Company; or (iii) requires the approval of the Company's stockholders under the Code in order to permit Incentive Stock Options to be granted under the Plan or is required under Section 162(m) of the Code.

        G.     Adjustments. If the outstanding shares of Common Stock are increased, decreased, changed into or exchanged for a different number or kind of Common Stock or securities through merger, consolidation, combination, exchange of shares, reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, an appropriate and proportionate adjustment shall be made in the maximum number and kind of shares as to which Options, SARs, and Stock Grants may be granted under the Plan or which may be granted to any one individual. A corresponding adjustment shall be made to the number or kind of shares allocated to unexercised Options and SARs, or portions thereof, and to unvested Options, SARs, and Stock Grants granted prior to any such change. Any such adjustment in outstanding Options, SARs or Stock Grants shall be made without change in the aggregate purchase price applicable to the unexercised portion of such Options, SARs or Stock Grants, but with a corresponding adjustment in the price for each share covered by the Options, SARs or Stock Grants.

        H.     Prior Options and Obligations. No amendment, suspension or termination of the Plan shall, without the consent of the person who has received an Award, alter or impair any of that person's Options or obligations under any Award granted under the Plan prior to that amendment, suspension or termination.

        I.     Privileges of Stock Ownership. Notwithstanding the exercise of any Option or SAR, or the receipt of any Stock Grant, granted pursuant to the terms of the Plan, no person shall have any of the rights or privileges of a shareholder of the Company with respect to any shares of stock until certificates representing such shares have been issued and delivered. No shares shall be required to be issued and delivered upon exercise of any Option or SAR, or pursuant to a stock Grant, until there has been compliance with all of the requirements of law and of all regulatory agencies having jurisdiction over the issuance and delivery of the securities.

        J.     Reservation of Shares of Common Stock. During the term of the Plan, the Company will at all times reserve and keep available such number of shares of its Common Stock as shall be sufficient to satisfy the requirements of the Plan. In addition, the Company will from time to time, as is necessary to accomplish the purposes of the Plan, seek or obtain from any regulatory agency having jurisdiction any requisite authority in order to issue shares of Common Stock hereunder. The inability of the Company to obtain from any regulatory agency having jurisdiction the authority deemed by the Company's counsel to be necessary to the lawful issuance of any Award or shares of its stock hereunder shall relieve the Company of any and all liability with respect to the nonissuance of the Award or the shares of Common Stock as to which the requisite authority shall not have been obtained.

        K.     Tax Withholding. The exercise of any Option or SAR, and the receipt of any Stock Grant, is subject to the condition that if at any time the Company shall determine, in its discretion, that the satisfaction of withholding tax or other withholding obligations under any state or federal law is necessary or desirable as a condition of, or in connection with, such exercise or delivery or purchase of Common Stock pursuant thereto, then in such event, the exercise of an Option or SAR, or the receipt of a Stock Grant, shall not be effective unless such withholding shall have been effected or obtained in a manner acceptable to the Company. In order to assist a participant in paying all federal and state taxes to be withheld or collected upon exercise or receipt of (or the lapse of restrictions relating to) an Award, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit the participant to satisfy such tax obligation by (i) electing to have the Company withhold a portion of the Common Stock otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a fair market value equal to the amount of such taxes or (ii) delivering to the Company Common Stock other than Common Stock issuable upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a fair market value equal to the amount of such taxes. The election, if any, must be made on or before the date that the amount of tax to be withheld is determined.

        L.      Fair Market Value. The "fair market value" shall mean, with respect to any property (including, without limitation, any Common Stock or other securities), the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee. Notwithstanding the foregoing, for purposes of the Plan, the Fair Market Value of Common Stock on a given date shall be (i) the closing price of the Common Stock as reported on the NASDAQ National Market System on such date, or (ii) the closing price of the Common Stock on such date on a national securities exchange, if the Common Stock is then being traded on a national securities exchange.

        M.     Prohibition on Option Repricing. The Committee shall not reduce the exercise price of any outstanding Option or other Award, whether through amendment, cancellation or replacement grants, or any other means, without shareholder approval.

        N.     Correction of Defects, Omissions and Inconsistencies. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.

Section 3. Options.

        A.     Option Price. The option price for shares acquired pursuant to the exercise of any Option, in whole or in part, shall be determined by the Committee at the time of the grant of the Option, provided that with respect to an Incentive Stock Option the option price shall not be less than the fair market value on the date of grant. With respect to options which are not Incentive Stock Options, such option price may be less than the fair market value of the Company's Common Stock on the date of grant, but in no event shall the option price be less than fifty percent (50%) of the fair market value of the Common Stock on the date of grant.

        B.     Exercise of Options. Each Option shall be exercisable in one or more installments during its term, and the right to exercise may be cumulative, as determined by the Committee. No option may be exercised for a fraction of a share of Common Stock. The Committee shall determine the method or methods by which, and the form or forms (including, without limitation, cash, Common Stock, other securities, other Awards or other property, or any combination thereof, having a fair market value on the exercise date equal to the relevant exercise price) in which, payment of the exercise price with respect thereto may be made or deemed to have been made.

        C.     Acceleration of Options. Notwithstanding the first sentence of Section 3.B of the Plan, if the Company or its stockholders enter into an agreement to dispose of all or substantially all of the assets or stock of the Company by means of a sale, merger or other reorganization, liquidation, or otherwise, any Option granted pursuant to the Plan shall become immediately exercisable with respect to the full number of Common Stock subject to that Option during the period commencing as of the date of the agreement to dispose of all or substantially all of the assets or stock of the Company and ending when the disposition of assets or stock contemplated by that agreement is consummated or the Option is otherwise terminated in accordance with its provisions or the provisions of the Plan, whichever occurs first; provided that no Option shall be immediately exercisable under this Section on account of any agreement of merger or other reorganization where the stockholders of the Company immediately before the consummation of the transaction will own at least 50% of the total combined voting power of all classes of stock entitled to vote of the surviving entity (whether the Company or some other entity) immediately after the consummation of the transaction. In the event the transaction contemplated by the agreement referred to in this Section is not consummated, but rather is terminated, canceled or expires, the Options granted pursuant to the Plan shall thereafter be treated as if that agreement had never been entered into.

        D.     Written Notice Required. Any Option granted pursuant to the Plan shall be exercised when written notice of that exercise has been given to the Company at its principal office by the person entitled to exercise the Option and full payment for the shares with respect to which the Option is exercised has been received by the Company.

Section 4. Reload Options.

Concurrently with the award of Options under the Plan, the Committee may authorize reload options ("Reload Options") to purchase, for cash or shares, the number of shares of Common Stock used to exercise the underlying Option.

        A.     Reload Option Amendment. Each notice evidencing the grant of an Option shall state whether the Committee has authorized Reload Options with respect to the underlying Option. Upon the exercise of an underlying Option, the Reload Option will be evidenced by an amendment to the notice of grant of the underlying Option. Reload Options shall be subject to the terms and conditions in the underlying option agreement and shall be subject to the terms and conditions set forth in the Plan.

        B.     Reload Option Price. The option price per share of Common Stock deliverable upon exercise of a Reload Option shall be the fair market value of a share of Common Stock on the date of exercise of the underlying Option.

        C.     Term and Exercise. Each Reload Option is fully exercisable from the date of exercise of the underlying Option and shall remain exercisable for the remaining term of the underlying Option. Reload Options may be exercised in the same manner as the underlying Options in accordance with the Plan.

        D.     Termination of Employment. No additional Reload Options shall be granted to participants in the Plan when an Option or Reload Option is exercised pursuant to the terms of the Plan following termination of the participant's employment or the cessation of the participant's service to the Company as a director, consultant or independent contractor.

Section 5. Stock Appreciation Rights.

    The Committee may, from time to time in its sole discretion, grant SARs in addition to or in conjunction with Options granted hereunder, either at the time of the grant of the Options or at any subsequent time during the term of the Options. Subject to the terms of the Plan, the Committee shall determine and designate the recipients of SARs, the date SARS are granted, the number of shares subject to SARs, the duration of each SAR, and whether SARs are alternative to any previously or contemporaneously granted Option or Reload Option ("Related Options"). SARs shall be subject to the terms and conditions and evidenced by agreements in the form determined from time to time by the Committee.

        A.     Value of SARs. SARs shall entitle their holders to receive (i) the excess of the fair market value of a share of the Company's Common Stock on the date of exercise over a specified price fixed by the Committee, which price may not be less than 100% of the fair market value of a share of Common Stock on the date of the grant, multiplied by (ii) the number of shares as to which the holder is exercising the SAR. Subject to the terms of the Plan, the grant price, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions shall be as determined by the Committee.

        B.     Duration. The term of a SAR granted as an alternative to an Option will be the same as the term of its Related Option; upon exercise of the SAR, the Related Option will terminate, and upon exercise of the Related Option, the SAR will terminate. The term of a SAR granted in addition to and separately from any Option shall be specified by the Committee at the time such SAR is granted.

        C.     Exercise of SARs. SARs may be exercised according to their terms by providing written notice to the Company at any time prior to the expiration of the SAR. No SAR may be exercised for a fraction of a share of Common Stock. If the SAR is alternative to an Option, the Related Option shall be deemed terminated to the extent the SAR is exercised.

Section 6. Stock Grants.

    The Committee may, from time to time in its sole discretion, grant Awards of Restricted Stock to participants with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

                1. Shares of Restricted Stock shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a share of Restricted Stock or the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Committee may deem appropriate. Recipients of Stock Grants may not be required to pay for the acquisition of the Common Stock, but will be subject to tax consequences and resale restrictions.

                2. Any Restricted Stock granted under the Plan shall be evidenced by issuance of a stock certificate or certificates. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock.

                3. Except as otherwise determined by the Committee, upon termination of employment (as determined under criteria established by the Committee) during the applicable restriction period, all shares of Restricted Stock at such time subject to restriction shall be forfeited and reacquired by the Company; provided, however, that the Committee may, when it finds that a waiver would be in the best interest of the Company, waive in whole or in part any or all remaining restrictions with respect to shares of Restricted Stock. Shares representing Restricted Stock that are no longer subject to restrictions shall be delivered to the holder thereof promptly after the applicable restrictions lapse or are waived.

Section 7. Grants to Outside Directors.

    Except as provided in Section 2.D hereof, the Committee shall have no discretion to determine the amount, price or timing of grants of Options to directors who are not employees of the Company. Grants of Options hereunder to directors who are not employees of the Company shall be granted automatically on the day of the annual meeting of the Company's stockholders of each year during the term of the Plan without further action by the Committee, beginning as of the 2002 annual meeting of stockholders (subject to stockholder approval of the Plan). Each such grant shall be for a non-qualified Option to purchase 18,000 shares of the Company's Common Stock. The exercise price for Options granted to outside directors shall be 100% of the fair market value of the Common Stock on the date of grant.

Section 8. Terms and Conditions May Differ.

    The terms and conditions of Awards granted under the Plan may differ as the Committee shall in its discretion determine so long as all Awards satisfy the requirements of the Plan.

Section 9. Duration of Options and SARs.

    Each Option and each SAR granted pursuant to the Plan shall expire on the date determined by the Committee which shall be not later than ten (10) years after the date of grant and shall be subject to early termination as provided in the Plan. Subject to the foregoing, Options granted to outside directors pursuant to Section 7 hereof shall be fully vested on the date of grant and shall be exercisable for a period of ten (10) years.

Section 10. Limitations on Acquiring Voting Stock.

    No Award may be granted to persons who are not officers or directors of the Company if such Award would cause that person to hold, beneficially or of record, in excess of 5% of the outstanding voting stock of the Company.

Section 11. Limits On Transfer of Awards.

    No Award and no right under any such Award shall be assignable, alienable, salable or transferable by a Participant otherwise than by will or by the descent and distribution; provided, however, that a Participant may, in the manner established by the Committee designate a beneficiary or beneficiaries to exercise the rights of the Participant and receive any property distributable with respect to any Award upon the death of the Participant.

Section 12. Rule 16b-3 Six-Month Limitations.

    To the extent required in order to comply with Rule 16b-3 only, any equity security offered pursuant to the Plan may not be sold for at least six months after acquisition, except in the case of death or disability, and any derivative security issued pursuant to the Plan shall not be exercisable for at least six months, except in case of death or disability. Terms used in the preceding sentence shall, for the purposes of such sentence only, have the meanings, if any, assigned or attributed to them under Rule 16b-3.

Section 13. Compliance with Securities Laws.

    Shares of Common Stock shall not be issued with respect to any Award granted under the Plan unless the issuance and delivery of the shares pursuant thereto shall comply with all relevant provisions of state and federal law, including without limitation the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. Further, each recipient of an Award hereunder shall consent to the imposition of a legend on the certificate representing the shares of Common Stock issued hereunder restricting the transferability of such shares as required by law, the Award, or by the Plan.

Section 14. Employment.

    Each recipient of an Award, if requested by the Committee, must agree in writing as a condition of the granting of his or her Award, to remain in the employ of the Company or to remain as a consultant to the Company, or any of its subsidiaries, following the date of the granting of that Award for a period or periods specified by the Committee, which period(s) shall in no event exceed an aggregate of four (4) years. Nothing in the Plan or in any Award granted hereunder shall confer upon any Award recipient and right to continued employment or retainer by the Company or any of its Subsidiaries, or limit in any way the right of the Company or any Subsidiary at any time to terminate or alter the terms of that employment of consulting arrangement.

Section 15. Governing Law.

    The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Maryland.

Section 16. Severability.

    If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provisions shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.

Section 17. No Trust or Fund Created.

    Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments for the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

Section 18. No Fractional Common Stock.

    No fractional Common Stock shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash shall be paid in lieu of any fractional Common Stock or whether such fractional Common Stock or any rights thereto shall be canceled, terminated or otherwise eliminated.

Section 19. Headings.

    Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.